UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 7, 2014
CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable
_________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 7, 2014, CHS Inc. (“CHS”) Mark Palmquist made known to CHS that he is resigning from his position as Executive Vice President and Chief Operating Officer - Ag Business, effective August 31, 2014 in order to pursue another opportunity. His resignation was not due to any disagreement between Mr. Palmquist and CHS on any matter relating to CHS’s operations, policies, or practices, and he will continue to be employed by CHS through August 31, 2014. Mr. Palmquist will remain eligible for incentive opportunities with respect to periods prior to his resignation under and in accordance with the terms of CHS’s pre-existing Annual Variable Pay Plan and Long-Term Incentive Plan.

On August 11, 2014, CHS appointed Shirley Cunningham, its Executive Vice President, Enterprise Strategy, to serve as Executive Vice President and Chief Operating Officer, Ag Business and Enterprise Strategy, effective September 1, 2014. Ms. Cunningham, 54, joined CHS in 2013. Before joining CHS she served as chief information officer for Monsanto Company and has more than 25 years of experience in information technology and business management including leading global IT operations, acquisitions, IT research and development, strategic planning and enterprise initiatives. Ms. Cunningham served on the Washington University School of Engineering board and the St. Louis children's museum, The Magic House board. She also previously served on the AT&T advisory board. She holds a master’s of business administration degree from Washington University, St. Louis, Missouri. In connection with the changes in Ms. Cunningham’s responsibilities, her base salary will be increased to $565,000 per year (from $515,000 per year) effective September 1, 2014. No other arrangements were made or agreements entered into with Ms. Cunningham in connection with her appointment. There are also no familial relationships or related party transactions requiring disclosure under Item 401(d) or Item 404(a), respectively, of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS INC.
By:	/s/ Carl M. Casale
Carl M. Casale President and Chief Executive Officer

Date: August 11, 2014